Exhibit  10.1

LOAN AGREEMENT

Dated as of August 12, 2011

Between

MARINA TOWERS, LLC,

as Borrower

and

GUGGENHEIM LIFE AND ANNUITY COMPANY,

as Lender

TABLE OF CONTENTS

SCHEDULES

Schedule I	–	Rent Roll
Schedule II	–	Required Repairs – Deadlines for Completion
Schedule III	–	Organizational Structure
Schedule IV	–	REAs

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of August 12, 2011 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GUGGENHEIM LIFE AND ANNUITY COMPANY, a Delaware life insurance company, having an address at 10689 N. Pennsylvania Street, Suite 200, Indianapolis, Indiana 46280 (“Lender”), and MARINA TOWERS, LLC, a Florida limited liability company, having its principal place of business at 709 S. Harbor City Boulevard, Suite 250, Melbourne, Florida 32901 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I           DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.                      Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable LLC” shall mean a limited liability company formed under Delaware or Maryland law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Reserve Accounts and any other account established by this Agreement or the other Loan Documents.

“Act” shall have the meaning set forth in Section 5.1 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to $50,000.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

“Approved Accounting Method” shall mean GAAP, federal tax basis accounting, or such other method of accounting, in each case consistently applied, as may be reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.11 hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA-” by S&P and Fitch and “Aa3” by Moody’s.

“Approved Extraordinary Expense” shall mean an operating expense of the Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval shall not be unreasonably withheld or delayed).

“Approved Operating Expense” shall mean an operating expense of the Property set forth on the Approved Annual Budget.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean any Conditional Assignment of Management Agreement entered into by and among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bankruptcy Recourse Event” shall mean the occurrence of any one or more the of the following:  (i) Borrower Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) if Borrower or any Restricted Party files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (iii) Borrower Party files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (iv) if Borrower or any Restricted Party consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (v) Borrower Party makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vi) the substantive consolidation of any Restricted Party with any other entity in connection with any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law involving Guarantor or its subsidiaries; (vii) any Restricted Party contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law involving Guarantor or its subsidiaries; and (viii) in the event Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs:  (a) Taxes and (b) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Operating Account” shall mean the operating account and any other similar bank accounts established by, or on behalf of, Borrower with respect to the operation, leasing and/or management of the Property, such account being specifically described in Section 5(a) of the Lockbox Agreement, as such account or accounts may be replaced from time to time by Borrower upon at least ten (10) Business Days’ prior written notice to Lender.

“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Sponsor and Guarantor.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under the Approved Accounting Method (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Calculated Payments” shall have the meaning set forth in the definition of “Yield Maintenance Premium” in this Section 1.1.

“Cash Flow Adjustments” shall mean adjustments made by Lender in its calculation of Underwritable Cash Flow and the components thereof, in each case, based upon Lender and Rating Agency underwriting criteria, which such adjustments shall include, without limitation, adjustments (A) for (i) items of a non-recurring nature, (ii) a credit loss/vacancy allowance equal to the greatest of actual, underwritten and market vacancy, (iii) imminent liabilities and/or other expense increases (including, without limitation, imminent increases to Taxes and Insurance Premiums) and (iv) above-market Rents; and (B) to exclude rental income attributable to any Tenant (1) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) in default under its Lease beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its applicable Lease, (4) whose tenancy at the Property is month-to-month and/or (5) under a Lease which expires within 60 days or less of the applicable date of calculation hereunder.

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender and Borrower and, upon the supplemental execution thereof, the Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents related to, in each case, the Lockbox Agreement, the Cash Management Agreement and other related matters (including, without limitation, those contained in Section 2.7 hereof).

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4 hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Payment” shall have the meaning set forth in Section 6.3 hereof.

“Condemnation Net Proceeds” shall have the meaning set forth in the definition of “Net Proceeds” in this Section 1.1.

“Constituent Members” shall have the meaning set forth in Section 5.2 hereof.

“Constituent Persons” shall mean, as to any Person, the direct and indirect equity owners of such Person.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 10.3 hereof.

“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“DBRS” shall mean Dominion Bond Rating Service Limited.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a monthly basis of (i) the Underwritable Cash Flow to (ii) the aggregate amount of debt service which would be due for the twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Lender (A) based upon the greater of (i) the actual amount of debt service which would be due for such period and (ii) an imputed amount of debt service which would be due for such period assuming a mortgage constant equal to 7.27%, (B) assuming that the Loan had been in place for the entirety of said period and (C) disregarding any “interest only” period under the Loan and assuming that the constant principal and interest payments provided for hereunder were due for the entirety of said period.

“Debt Yield” shall mean, as of any date of calculation, the percentage obtained by dividing:  (i) Underwritable Cash Flow; by (ii) the then outstanding principal balance of the Loan.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Interest Rate.

“Default Yield Maintenance Premium” shall mean an amount equal to the Yield Maintenance Premium except that when calculating the Yield Maintenance Premium, the reference to “Interest Rate” in the definition of “Calculated Payments” shall be deemed to mean and refer to the “Default Rate”.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.5.4 hereof.

“Defeasance Collateral” shall mean Government Securities, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Payment Dates and other scheduled payment dates, if any, hereunder after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Payment Dates and other scheduled payment dates.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1 hereof.

“Defeasance Event” shall have the meaning set forth in Section 2.5.1 hereof.

“Defeasance Lockout Date” shall mean earlier to occur of (i) the fourth anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of the REMIC Requirements) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“Deposit Bank” shall mean the bank selected by Lender to maintain the Cash Management Account.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Discount Rate” shall have the meaning set forth in the definition of “Yield Maintenance Premium” in this Section 1.1.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 3.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents related to, in each case, ERISA and other related matters (including, without limitation, those contained in Sections 3.1.9, 4.1.31 and 10.6.3 hereof)

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.7.2 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Fund” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow TI/LC Reserve Account” shall have the meaning set forth in Section 7.9 hereof.

“Excess Cash Flow TI/LC Reserve Amount” shall mean an aggregate amount of deposits into the Excess Cash Flow TI/LC Reserve Account in an amount equal to $150,000.

“Excess Cash Flow TI/LC Reserve Funds” shall have the meaning set forth in Section 7.9 hereof.

“Excess Cash Flow TI/LC Reserve Trigger Period” shall mean the period commencing on the Monthly Payment Date occurring in June, 2012 and expiring upon the Monthly Payment Date in which the aggregate amount of deposits of Excess Cash Flow made to the Excess Cash Flow TI/LC Reserve Account are equal to the Excess Cash Flow TI/LC Reserve Amount; provided, however, that, subject to compliance with Section 7.8 hereof, Borrower shall be entitled, on or before the Monthly Payment Date occurring in June, 2012, to deliver to Lender a Letter of Credit in the amount of the Excess Cash Flow TI/LC Reserve Amount and, thereupon, the Excess Cash Flow TI/LC Reserve Trigger Period shall cease to exist.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exculpated Parties” shall have the meaning set forth in Section 10.7 hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Government Securities” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Rents” shall mean an amount equal to annual rental income reflected in a current rent roll for all Tenants paying rent and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect.

“Guarantor” shall mean Christian C. Romandetti, a natural person.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guggenheim” shall mean Guggenheim Life and Annuity Company, a Delaware life insurance company, its Affiliates and their respective successors in interest.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contact, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Person” shall mean each of Lender, Guggenheim (whether or not it is the Lender), any Affiliate of Guggenheim that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Guggenheim that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“Indemnifying Person” shall mean each of Borrower, Principal and Guarantor.

“Independent” shall mean, when used with respect to any Person, a Person who:  (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.

“Insurance Premiums” shall have the meaning set forth in Section 6.1 hereof.

“Interest Accrual Period” shall mean the period beginning on (and including) the sixth (6th) day of each calendar month during the term of the Loan and ending on (and including) the fifth (5th) day of the next succeeding calendar month.

Interest Bearing Accounts” shall mean the following Reserve Accounts:  the Replacement Reserve Account, the Rollover Reserve Account, the Required Repair Account, the Excess Cash Flow Account, the Excess Cash Flow TI/LC Reserve Account and the Operating Expense Account.

“Interest Rate” shall mean a rate of six and one-tenth percent (6.10%) per annum.

“Interest Shortfall” shall have the meaning set forth in Section 2.4.1 hereof.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Guarantor, the Debt, the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Guarantor, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which Borrower shall have no reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender.  A Letter of Credit must be issued by an Approved Bank.

“Liabilities” shall have the meaning set forth in Section 10.3 hereof.

“Licenses” shall have the meaning set forth in Section 3.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Guaranty, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“Lockbox Account” shall mean an Eligible Account established pursuant to the Lockbox Agreement in the name of Borrower for the sole and exclusive benefit of Lender.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement by and among Borrower, Lender and Lockbox Bank dated as of the date hereof.

“Lockbox Bank” shall mean Wells Fargo Bank, N.A. or any successor or permitted assigns thereof.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Management Agreement” shall mean any management agreement entered into after the date hereof by and between Borrower and a Qualified Manager, pursuant to which such Qualified Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or the Property, (iii) the enforceability, validity, perfection or priority of the Lien of the Mortgage or the other Loan Documents, or (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Mortgage or the other Loan Documents.

“Maturity Date” shall mean September 6, 2016, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (i) for the Payment Date occurring in October, 2011 and for each Payment Date occurring thereafter, a constant monthly payment of $45,752.61.

“Monthly Rollover Reserve Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Consolidated, Amended and Restated Mortgage and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean all cash flow generated by the Property after deducting operating expenses for the operation of the Property (except any amount due the manager of the Property if such manager is directly or indirectly affiliated with Borrower shall not be deemed an operating expense) and Borrower’s payment of the Monthly Debt Service Payment Amount and the deposits into the Reserve Accounts required to be made by Borrower pursuant to the terms of this Agreement.

“Net Proceeds” shall mean:  (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award (“Condemnation Net Proceeds”).

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4 hereof.

“Note” shall mean that certain Consolidated, Amended and Restated Promissory Note, dated of even date herewith, in the principal amount of SEVEN MILLION FIVE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($7,550,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, management fees (equal to the greater of (x) three percent (3.0%) of Operating Income for the trailing twelve (12) month period plus Gross Rents less reimbursable expense revenue for the trailing twelve (12) month period or (y) actual management fees payable under the Management Agreement), operational equipment or other lease payments as approved by Lender, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized capital expenditures equal to $21,108 per annum; and (c) normalized tenant improvement and leasing commission expenditures equal to $68,090 per annum.

“Operating Income” shall mean all income, computed in accordance with the Approved Accounting Method, derived from the ownership and operation of the Property from whatever source, including, but not limited to common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, percentage rent, rent concessions or credits, if any, and other miscellaneous income, but excluding Gross Rents, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts and/or reserve accounts required pursuant to this Agreement or the other Loan Documents, insurance proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from Tenants not paying rent, income from Tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements from the Reserve Funds.  Operating Income shall not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the Property or any part thereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Payment Date” shall mean the sixth (6th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy and the Survey, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other Title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)           obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)           obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)           federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)           debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)           units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)           any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Release Date” shall mean the fourth (4th) anniversary of the first Payment Date.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

“Policies” shall have the meaning specified in Section 6.1 hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.4.4 hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 etseq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean:  (i) if Borrower is a limited partnership, the Special Purpose Entity that is the general partner of Borrower; and (ii) if Borrower is a limited liability company other than an Acceptable LLC, the Special Purpose Entity that is the managing member of Borrower; provided, that, to the extent Borrower is and remains an Acceptable LLC, there shall be deemed to be no “Principal” required hereunder.

“Prior Loan” shall mean that certain loan in the original principal amount of $5,499,961.81, made by Prior Lender to Borrower.

“Prior Loan Documents” shall mean the documents, instruments and agreements evidencing.  securing and otherwise executed in connection with the Prior Loan.

“Prior Lender” shall mean Sunrise Bank, as the initial lender under the Prior Loan Documents, together with its successors and assigns with respect to such Prior Loan Documents and the Prior Loan.

“Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Mortgage and referred to therein as the “Property”.

“Property Document” shall mean, individually or collectively (as the context may require), the REA.

“Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Sponsor, Principal, Guarantor and/or Manager.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Lender or (B) if the Lender discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Manager” shall mean,  in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, if required by Lender, Borrower shall have obtained a Rating Agency Confirmation.

“Rating Agencies” shall mean each of S&P, Moody’s, DBRS, Real Point and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the applicable Rating Agency has elected to consider the applicable matter), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property as more particularly described on Schedule IV hereto (if any), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.

“Real Point” shall mean Real Point LLC, a Delaware limited liability company, together with its successors and assigns.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.

“Rent Loss Proceeds” shall have the meaning set forth in Section 6.1 hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, that Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Reporting Failure” shall have the meaning set forth in Section 4.1.11 hereof.

“Required Financial Items” shall have the meaning set forth in Section 4.1.11 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Escrow Account, the Replacement Reserve Account, the Rollover Reserve Account, the Required Repair Account, the Excess Cash Flow Account, the Excess Cash Flow TI/LC Reserve Account, the Operating Expense Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Required Repair Fund, the Excess Cash Flow Fund, Excess Cash Flow TI/LC Reserve Fund, the Operating Expense Fund and any other escrow fund established pursuant to the Loan Documents.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Borrower, Principal, Guarantor, any Affiliated Manager or any non-member manager.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal hereunder for all Payment Dates occurring after the Defeasance Date and up to and including the Maturity Date (including the outstanding principal balance and accrued interest on the Loan as of the Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.

“Secondary Market Transactions” shall have the meaning set forth in Section 10.1 hereof.

“Securities” shall have the meaning set forth in Section 10.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 10.1 hereof.

“Security Agreement” shall mean a pledge and security agreement in form and substance satisfying the Prudent Lender Standard pursuant to which Borrower (or Successor Borrower, as applicable) grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Servicer” shall have the meaning set forth in Section 10.9 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 10.9 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2 hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPE Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.

“SPE Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents, in each case, relating to single purpose, bankruptcy remote entities (including, without limitation, those contained in Article V hereof).

“Special Purpose Entity” means a Person, other than a natural Person, whose structure and organizational and governing documents are in form and substance that comply with the provisions of Article V hereof and are otherwise acceptable to the Rating Agencies and meet the Prudent Lender Standard.

“Sponsor” shall mean Christian C. Romandetti.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean the survey of the Property certified to and accepted by Lender in connection with the closing of the Loan.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.

“Transfer Provisions” shall mean the representations, covenants and other terms and conditions hereof and of the other Loan Documents related to, in each case, any Sale or Pledge of any direct or indirect interest in any Restricted Party and/or the Property and other related matters (including, without limitation, those contained in Article IX hereof).

“Transferee” shall have the meaning set forth in Section 9.3 hereof.

“Trigger Period” shall mean (A) a period commencing upon the earliest of (i) the occurrence and continuance of an Event of Default, (ii) the Debt Service Coverage Ratio being less than 1.20 to 1.00, (iii) the Debt Yield falling below 8.0%; and (iv) the occurrence of an Excess Cash Flow TI/LC Reserve Trigger Period and (B) expiring upon (w) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such Event of Default, (x) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.20 to 1.00 for two (2) consecutive calendar quarters, (y) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, the Debt Yield is equal to or greater than 8.0% for two (2) consecutive calendar quarters, and (z) with regard to any Trigger Period commenced in connection with clause (A)(iv) above, an Excess Cash Flow TI/LC Reserve Trigger Period ceasing to exist in accordance with the terms hereof.  Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“True Up Payment” shall mean a payment into the applicable Reserve Fund of a sum which, together with any applicable monthly deposits into the applicable Reserve Fund, will be sufficient to discharge the obligations and liabilities for which such Reserve Fund was established as and when reasonably appropriate.  The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Underwritable Cash Flow” shall mean an amount calculated by Lender on a monthly basis equal to the sum of Gross Rents plus the trailing twelve (12) months Operating Income, less the trailing twelve (12) months Operating Expenses, each of which shall be subject to Lender’s application of the Cash Flow Adjustments.  Lender’s calculation of Underwritable Cash Flow (including determination of items that do not qualify as Operating Income or Operating Expenses) shall be calculated by Lender in good faith based upon Lender’s determination of Rating Agency criteria and shall be final absent manifest error.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to the present value as of the date on which the prepayment is made of the Calculated Payments (as defined below) from the date on which the prepayment is made through the Maturity Date determined by discounting such payments at the Discount Rate (as defined below).  As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the date on which prepayment is made and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (i) the Interest Rate and (ii) the Yield Maintenance Treasury Rate (as defined below).  As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate (as defined below), when compounded semi-annually.  As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.  In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.  Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.  Lender’s calculation of the Yield Maintenance Premium shall be conclusive absent manifest error.

“Yield Maintenance Treasury Rate” shall have the meaning set forth in the definition of “Yield Maintenance Premium” in this Section 1.1.

Section 1.2.                      Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II           GENERAL TERMS

Section 2.1.                      Loan Commitment; Disbursement to Borrower

2.1.1.  Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2.  Single Disbursement to Borrower.  Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

2.1.3.  The Note, Mortgage and Loan Documents.  The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4.  Use of Proceeds.  Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2.                      Interest Rate

2.2.1.  Interest Rate.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

2.2.2.  Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3.  Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and shall (to the extent not already paid and/or due and payable hereunder) be due and payable on each Payment Date.

2.2.4.  Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.                      Loan Payment.

2.3.1.  Payments Before the Maturity Date.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to but not including the first Payment Date (unless such Closing Date is the sixth (6th) day of the month, in which case no such interest only payment shall be due), and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender of principal and interest in an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.  The non-interest only portion of Monthly Debt Service Payment Amount required hereunder is based upon a thirty (30) year amortization schedule.

2.3.2.  Payments Generally.  The first interest accrual period hereunder shall commence on and include the Closing Date and end on September 5, 2011.  Each Interest Accrual Period thereafter shall commence on the sixth (6th) day of each calendar month during the term of the Loan and shall end on and include the fifth (5th) day of the next occurring calendar month.  For purposes of making payments hereunder, but not for purposes of calculating Interest Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3.  Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4.  Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (other than the outstanding principal balance due on the Maturity Date) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5.  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4.                      Prepayments

2.4.1.  Voluntary Prepayments.  Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  After the Payment Date occurring three (3) months prior to the Maturity Date, Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days’ prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date without payment of any prepayment penalty or premium (including the Default Yield Maintenance Premium).  If for any reason Borrower prepays the Loan on a date other than a Payment Date, (i) Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan through and including the Payment Date next occurring following the date of such prepayment (such amount, the “Interest Shortfall”) and (ii) such amounts (i.e., principal and interest prepaid by Borrower) shall be held by Lender as collateral security for the Loan in an interest bearing Eligible Account at an Eligible Institution with such amounts prepaid shall be applied to the Loan on the next Payment Date.

2.4.2.  Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration in accordance with the applicable terms and conditions hereof, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall.  Borrower shall make the Condemnation Payment as and to the extent required hereunder.  Other than, in each case, following an Event of Default, no prepayment premium or penalty (including any Default Yield Maintenance Premium) shall be due in connection with any prepayment made pursuant to this Section 2.4.2 or in connection with any Condemnation Payment.  Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution and shall be applied by Lender on the next Payment Date.  Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan.

2.4.3.  Prepayments After Default.  If concurrently with or after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, (i) such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 herein and (ii) Borrower, such purchaser at foreclosure or other Person shall pay the Default Yield Maintenance Premium, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

2.4.4.  Prepayment During Defeasance Lockout.  If the Permitted Release Date has occurred, but the Defeasance Lockout Date has not occurred, the Debt may be prepaid in whole (but not in part) prior to the date permitted under Section 2.4.1 hereof upon not less than thirty (30) days’ prior notice to Lender specifying the Payment Date on which prepayment is to be made (a “Prepayment Date”) provided no Event of Default exists and upon payment of an amount equal to the Yield Maintenance Premium.  Lender shall notify Borrower of the amount and the basis of determination of the Yield Maintenance Premium.  If any notice of prepayment is given, the Debt shall be due and payable on the Prepayment Date.  Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the Yield Maintenance Premium due in connection therewith.

Section 2.5.                      Defeasance

2.5.1.  Conditions to Defeasance.

(a)           Provided no Event of Default shall have occurred and be continuing, Borrower shall have the right at any time after the Defeasance Lockout Date and prior to the Maturity Date to voluntarily defease the entire Loan and obtain a release of the Lien of the Mortgage on the Property by providing Lender with the Defeasance Collateral (hereinafter, a “Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)           Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii)           Unless otherwise agreed to in writing by Lender, Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Defeasance Date (provided, that, if such Defeasance Date is not a Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Payment Date); (B) all other sums, if any, due and payable under the Note, this Agreement and the other Loan Documents through and including the Defeasance Date (or, if the Defeasance Date is not a Payment Date, the next occurring Payment Date); (C) all escrow, closing, recording, legal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance Event, the release of the Lien of Mortgage on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement, the Defeasance Collateral Account Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note or the Defeasance Event;

(iii)           Borrower shall deposit the Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.2 and 2.5.3 hereof;

(iv)           Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(v)           Borrower shall deliver to Lender (i) an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral; (B) the Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes; and (C) delivery of the Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law; and (ii) a REMIC Opinion with respect to the Defeasance Event;

(vi)           Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;

(vii)           Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied;

(viii)           Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments; and

(ix)           Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request.

(b)           If Borrower has elected to defease the Note and the requirements of this Section 2.5 have been satisfied, the Property shall be released from the Lien of the Mortgage and the Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note.  In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.  Except as set forth in this Section 2.5 or in Section 2.4 hereof, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.

2.5.2.  Defeasance Collateral Account.  On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account.  The Defeasance Collateral Account shall contain only (i) Defeasance Collateral, and (ii) cash from interest and principal paid on the Defeasance Collateral.  All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to principal.  Any cash from interest and principal paid on the Defeasance Collateral not needed to pay accrued and unpaid interest or principal shall, to the extent permitted by applicable REMIC Requirements, be retained in the Defeasance Collateral Account as additional collateral for the Loan.  Borrower shall cause the Eligible Institution at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Defeasance Collateral in accordance with this Agreement.  Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return.  Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3.  Successor Borrower. In connection with a Defeasance Event under this Section 2.5, a successor entity (the “Successor Borrower”) shall be established, which such Successor Borrower shall be (i) an SPE Entity and (ii) at Lender’s option and in Lender’s sole discretion, established and/or designated by Lender or, if Lender does not so elect, established and/or designated by Borrower.  The right of Lender hereunder to designate and/or establish Successor Borrower may, at the option and in the sole discretion of the initial named Lender hereunder, be retained by the initial named Lender hereunder notwithstanding any Secondary Market Transaction.  Borrower shall transfer and assign all obligations, rights and duties under and to the Note, Security Agreement and Defeasance Collateral Account Agreement, together with the Defeasance Collateral to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note, the Defeasance Collateral Account Agreement and the Security Agreement in a manner acceptable to Lender and the Rating Agencies and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents).  Borrower shall pay all costs and expenses incurred by Lender and Successor Borrower, including attorney’s fees and expenses, incurred in connection with the foregoing (including, without limitation, Lender’s costs of establishing and/or designating Successor Borrower, if any).

2.5.4.  Approval Standard.  Notwithstanding anything to the contrary contained in this Section 2.5, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.5 (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

Section 2.6.                      Release of Property.  Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.6.1.  Release upon Defeasance.  If Borrower has elected to defease the entire Loan and the requirements of Section 2.5 have been satisfied, the Property shall be released from the Lien of the Mortgage and the Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

2.6.2.  Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage.

Section 2.7.                      Cash Management

2.7.1.  Lockbox Account.

(a)           Borrower has established the Lockbox Account pursuant to and in accordance with the Lockbox Agreement.  Borrower and Manager (if any) shall not change the Lockbox Account or the depository institution holding any such Lockbox Account, except in accordance with the terms and conditions of the Lockbox Agreement and the Loan Agreement.  Borrower agrees to pay the fees of Deposit Bank in accordance with the customary fees charged by Deposit Bank for the services described herein, as such fees are established from time to time.

(b)           Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, immediately deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Lockbox Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Lockbox Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Lockbox Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notice, substantially in the form of Exhibit A attached hereto, to all Tenants now occupying space at the Property directing them to pay all Rent and other sums due under the Lease to which they are a party into the Lockbox Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice, and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property.  If notwithstanding the provisions of this Section 3(a), Borrower receives any Rents and/or other revenues from the Property, such Rents and/or other revenues shall be deemed to be collateral and (A) Borrower shall hold such Rents and/or other revenues in trust for the benefit, and as the property, of Lender pursuant to the Mortgage and shall not be commingled with any other funds or property of Borrower and (B)  Borrower shall deposit with the Lockbox Bank within one (1) Business Day of receipt all such Rents and/or other revenues received by Borrower.  Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section without Lender’s prior written consent.

(c)           Borrower shall establish and maintain the Lockbox Account for the term of the Loan, which Lockbox Account shall be under the sole dominion and control of Lender (subject to the terms hereof and of the Lockbox Agreement).  The Lockbox Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Lender.  Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account.  Borrower hereby authorizes Lender to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof.  All costs and expenses for establishing and maintaining the Lockbox Account (or any successor thereto) shall be paid by Borrower.  All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt.  Borrower shall not alter or modify either the Lockbox Account or the Lockbox Agreement, in each case without the prior written consent of Lender.  The Lockbox Agreement shall provide (and Borrower shall provide) Lender online access to bank and other financial statements relating to the Lockbox Account (including, without limitation, a listing of the receipts being collected therein).  In connection with any Secondary Market Transaction, Lender shall have the right to cause the Lockbox Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Lockbox Account.  Lender shall provide Borrower with prompt written notice of any such renaming of the Lockbox Account.  Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  The Lockbox Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Lockbox Bank.  Upon (A) Lockbox Bank ceasing to be an Eligible Institution, (B) the Lockbox Account ceasing to be an Eligible Account, (C) any resignation by Lockbox Bank or termination of the Lockbox Agreement by Lockbox Bank or Lender and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Lender’s request, (1) terminate the existing Lockbox Agreement, (2) appoint a new Lockbox Bank (which such Lockbox Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Lender and (III) during the continuance of an Event of Default, be selected by Lender), (3) cause such Lockbox Bank to open a new Lockbox Account (which such account shall be an Eligible Account) and enter into a new Lockbox Agreement with Lender on substantially the same terms and conditions as the previous Lockbox Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Lockbox Agreement and Lockbox Account.  Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 2.7 in the name of Borrower in the event Borrower fails to do the same.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.

2.7.2.  Cash Management Account.

(a)           Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “Guggenheim Life and Annuity Company, as Lender, pursuant to Loan Agreement dated as of August, 2011 – Cash Management Account”.  Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest.  Borrower hereby authorizes Lender to enter into an account control agreement with Deposit Bank and to file UCC Financing Statements and continuations thereof to perfect Lender’s security interest in the Cash Management Account.  Borrower will not in any way alter or modify the Cash Management Account.  Lender will notify Borrower and Lockbox Bank of the account number and wiring information for the Cash Management Agreement.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.  Pursuant to the Lockbox Agreement, funds on deposit in the Lockbox Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.  The Lender may establish and maintain sub-accounts (collectively, the “Loan Agreement Sub-accounts”) of the Cash Management Account on a ledger-entry basis for purposes of administering the funds on deposit in the Cash Management Account and applying such funds in accordance with the terms of this Loan Agreement.  Borrower agrees to pay the fees of Deposit Bank in accordance with the customary fees charged by Deposit Bank for the services described herein, as such fees are established from time to time.

(b)           On each Payment Date, Lender or Servicer (as applicable), shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority:

(i)           First, to the payments to the Tax and Insurance Escrow Fund in an amount sufficient to pay the monthly deposit required to be made for Taxes and Insurance Premiums in accordance with the terms and conditions of Section 7.2;

(ii)           Second, to Lender in the amount of the Monthly Debt Service Payment Amount, for application in accordance with the terms and conditions of Section 2.3.1 hereof;

(iii)           Third, to the Replacement Reserve Account in an amount sufficient to pay the monthly deposit required to be made in accordance with the terms and conditions of Section 7.3 hereof;

(iv)           Fourth, to the Rollover Reserve Account in an amount sufficient to pay the monthly deposit required to be made in accordance with the terms and conditions of Section 7.4 hereof;

(v)           Fifth, funds sufficient to pay any other amounts due and owing to Lender and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Lender;

(vi)           Sixth, funds sufficient to pay the Op Ex Monthly Deposit for the then applicable Payment Date, if any, shall be deposited in the Operating Expense Account; and

(vii)           Last, all amounts remaining in the Cash Management Account after deposits for items (i) through (vi) above (such remaining amounts, the “Excess Cash Flow”) shall be deposited as follows:

(A)           if a Trigger Period is then in effect, any Excess Cash Flow shall be deposited (1) if an Excess Cash Flow TI/LC Trigger Period is then in effect, to the Excess Cash Flow TI/LC Reserve Account and (2) if no Excess Cash Flow TI/LC Trigger Period is then in effect, into the Excess Cash Flow Account; and

(B)           if no Trigger Period is then in effect, any Excess Cash Flow shall be disbursed to Borrower.

(c)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)           Notwithstanding anything to the contrary in this Agreement or the Loan Documents, Borrower hereby agrees and acknowledges that following the occurrence and continuance of any Event of Default, all funds on deposit in and thereafter deposited in the Cash Management Account may be administered and applied by Lender or Servicer in such order and priority as Lender in its sole discretion shall determine.

2.7.3.  Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts due for the Reserve Funds and any other payment reserves established pursuant to this Agreement any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender so long as Lender’s access to such funds is not obstructed or interfered with in any way by the activities of any Borrower, Guarantor or their Affiliates or by any action or proceeding affecting any of them or the Property.

III           REPRESENTATIONS AND WARRANTIES

Section 3.1.                      Borrower Representations.  Borrower represents and warrants as of the date hereof and as of the Closing Date that:

3.1.1.  Organization.  Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.  The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.

3.1.2.  Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.1.3.  No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

3.1.4.  Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Principal, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Principal, Guarantor or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Principal, Guarantor or the condition or ownership of the Property.

3.1.5.  Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to Section 5.1 hereof and (b) obligations under the Loan Documents.

3.1.6.  Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

3.1.7.  Solvency.  Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any Constituent Person of Borrower, and neither Borrower nor any Constituent Person of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its Constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such Constituent Persons of Borrower.

3.1.8.  Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

3.1.9.  No Plan Assets.  Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.

3.1.10.  Compliance.  Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

3.1.11.  Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a office building, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

3.1.12.  Condemnation.  No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.13.  Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.14.  Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.15.  Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

3.1.16.  Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.17.  Assessments.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.18.  Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, Principal and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.19.  No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

3.1.20.  Insurance.  Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

3.1.21.  Use of Property.  The Property is used exclusively as a office building and other appurtenant and related uses and such use shall not be changed without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion.

3.1.22.  Certificate of Occupancy; Licenses.  All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property as a office building (collectively, the “Licenses”), have been obtained and are in full force and effect.  Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a office building.  The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

3.1.23.  Flood Zone.  None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

3.1.24.  Physical Condition.  The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.25.  Boundaries.  All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

3.1.26.  Leases.  The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  No Rent has been paid more than one (1) month in advance of its due date.  All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.  No Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises.  No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  No Tenant under any Lease has any right or option for additional space in the Improvements.

3.1.27.  Survey.  The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

3.1.28.  Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  Borrower is organized under the laws of the state of Florida.

3.1.29.  Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

3.1.30.  Intentionally Omitted.

3.1.31.  Intentionally Omitted.

3.1.32.  Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

3.1.33.  No Change in Facts or Circumstances; Disclosure.  All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

3.1.34.  Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.35.  Embargoed Person; Patriot Act.

(a)           At all times throughout the term of the Loan, including after giving effect to any transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 etseq., The Trading with the Enemy Act, 50 U.S.C. App. 1 etseq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(b)           Borrower hereby represents and warrants that each of Borrower, Principal and Guarantor and each and every Person Affiliated with any of Borrower, Principal and Guarantor or that to Borrower’s knowledge has an economic interest in any of Borrower, Principal and Guarantor, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is:  (i) not a “blocked” Person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” Person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.  Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners, Affiliates or participants) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender.  It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.  All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section.

3.1.36.  Cash Management Account.

(a)           This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Lockbox Account and Cash Management Account;

(b)           Each of the Lockbox Account and Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code;

(c)           Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)           The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

3.1.37.  Mortgage Taxes.  Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

3.1.38.  Third Party Representations.  Each of the representations and the warranties made by Guarantor in the other Loan Documents are true, complete and correct in all material respects.

3.1.39.  No Preferred Equity or Mezzanine Financing.  Neither Borrower nor any Constituent Person of Borrower has any Indebtedness in the form of mezzanine debt or preferred equity.

3.1.40.  Intentionally Omitted.

3.1.41.  Property Document Representations.  With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under the Property Documents have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.2.                      Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 3.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

IV           BORROWER COVENANTS

Section 4.1.                      Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.1.1.  Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws.  There shall never be committed by Borrower and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.  Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

4.1.2.  Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof.  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

4.1.3.  Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Principal and Guarantor which might materially adversely affect Borrower’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or the Property.

4.1.4.  Access to Property.  Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5.  Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Principal’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

4.1.6.  Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.7.  Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

4.1.8.  Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

4.1.9.  Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.10.  Intentionally Omitted.

4.1.11.  Financial Reporting.

(a)           Borrower shall furnish to Lender:

(i)           quarterly (and prior to a Securitization (if requested by Lender), monthly) certified rent rolls within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(ii)           quarterly (and prior to a Securitization (if requested by Lender), monthly) operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(iii)           an audited annual balance sheet, profit and loss statement, statement of cash flow, statement of change in financial position of Borrower and an audited annual operating statement of the Property (detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information), each certified by an Independent Accountant, and in each case, within ninety (90) days after the close of each fiscal year of Borrower;

(iv)           by no later than December 1 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Lender for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period not take effect until approved by Lender (after such approval has been given in writing, such approved budget shall be referred to herein as the “Approved Annual Budget”).  Until such time that Lender approves a proposed Annual Budget, the most recent Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses;

(v)           by no later than ten (10) days after and as of the end of each calendar month during the period prior to Securitization, and thereafter by no later than thirty (30) days after and as of the end of each calendar quarter, (A) a calculation of the then current Debt Service Coverage Ratio, together with such back-up information as Lender shall require and (B) after the occurrence and during the continuance of a Trigger Period, a calculation of the amount of Excess Cash Flow generated by the Property for such period together with such back-up information as Lender shall require; and

(b)           Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)           a property management report for the Property, showing the number of inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, but no more frequently than quarterly; and

(ii)           evidence reasonably acceptable to Lender of compliance with the SPE Provisions and Cash Management Provisions.

(c)           Borrower shall, within ten (10) days of request, furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender.  Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(d)           Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Lender pursuant to Section 4.1.11 shall:  (A) be complete and correct; (B) present fairly the financial condition of the applicable Person; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form required by Lender and certified by a Responsible Officer of Borrower (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method; and (E) upon request of Lender, be audited by an independent certified public accountant acceptable to Lender.  Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender.  Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e)           Borrower acknowledges the importance to Lender of the timely delivery of each of the items required by this Section 4.1.11 and the other financial reporting items required by this Agreement (each, a “Required Financial Item” and, collectively, the “Required Financial Items”).  In the event Borrower fails to deliver to Lender any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), the same shall, at Lender’s option, constitute an immediate Event of Default hereunder and, without limiting Lender’s other rights and remedies with respect to the occurrence of such an Event of Default, Borrower shall pay to Lender the sum of $2,500.00 per occurrence for each Reporting Failure.  It shall constitute a further Event of Default hereunder if any such payment is not received by Lender within thirty (30) days of the date on which such payment is due, and Lender shall be entitled to the exercise of all of its rights and remedies provided hereunder.

4.1.12.  Intentionally Omitted.

4.1.13.  Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

4.1.14.  Costs of Enforcement.  In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its Constituent Persons or an assignment by Borrower or any of its Constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

4.1.15.  Estoppel Statement.

(a)           After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall deliver to Lender upon request, Tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c)           Borrower shall deliver to Lender, within ten (10) days of request, estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender.

4.1.16.  Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

4.1.17.  Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

4.1.18.  Confirmation of Representations.  Borrower shall deliver, in connection with any Secondary Market Transaction, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the Secondary Market Transaction.

4.1.19.  Property Document Covenants.  Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or execute modifications to any existing Property Documents, (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

4.1.20.  Leasing Matters.  Any Leases with respect to the Property executed after the date hereof, for more than 5,000 square feet shall be approved by Lender, which approval shall not be unreasonably withheld.  Upon request, Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents.  All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease covering more than 5,000 square feet will be permitted without the consent of Lender; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior consent.

4.1.21.  Alterations.  Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion.  If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same).  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

4.1.22.  Operation of Property.  Borrower and Lender acknowledge and agreed that no Property Management Agreement is in effect as of the Closing Date.  On ten (10) Business Days’ prior written notice to Borrower, Lender may require Borrower, at Borrower’s sole cost and expense, to enter into a Management Agreement with an Affiliate of Borrower, on such commercially reasonable terms and conditions as shall be reasonably satisfactory to Lender, and Borrower shall cooperate with Lender with respect thereto, including, without limitation, executing and delivering to Lender an Assignment and Subordination of Management Agreement and, to the extent required by Lender, creating a new entity to serve as such Affiliated Manager.  During the continuance of any period during which a Management Agreement (or Replacement Management Agreement) is in effect:

(a)           Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable.  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall, commensurately with such expiration or termination, enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)           Borrower shall:  (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(c)           Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld):  (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(d)           Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

(e)           Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan.  Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

4.1.23.  Intentionally Omitted.

4.1.24.  Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i)           Permitted Encumbrances;

(ii)           Liens created by or permitted pursuant to the Loan Documents; and

(iii)           Liens for Taxes or Other Charges not yet due.

4.1.25.  Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the Principal, in each case, without obtaining the prior consent of Lender.

4.1.26.  Intentionally Omitted.

4.1.27.  Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.1.28.  Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.1.29.  No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

4.1.30.  Intentionally Omitted.

4.1.31.  ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(1)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(2)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(3)	Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

V           ENTITY COVENANTS

Section 5.1.                      Special Purpose Entity

(a)           Borrower has not and will not:

(i)           engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

(ii)           acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii)           merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)           fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)           own any subsidiary, or make any investment in, any Person (other than, with respect to any Principal, in Borrower);

(vi)           commingle its funds or assets with the funds or assets of any other Person;

(vii)           incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt and, prior to the date hereof, the Prior Loan, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(viii)           fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates).  Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i)appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet.  Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix)           enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)           assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)           make any loans or advances to any Person;

(xiii)           fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);

(xiv)           fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv)           fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so);

(xvi)           without the prior unanimous written consent of all of its partners or members, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)           fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii)           fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so);

(xix)           acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

(xx)           identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(b)           If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC constituting a “Principal” hereunder whose sole asset is its interest in Borrower.  Each Principal (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) - (vi) (inclusive) and (viii) – (xx) (inclusive) and, if such Principal is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such Principal; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 1.0% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.

(c)           In the event Borrower or Principal is an Acceptable LLC, the limited liability company agreement of Borrower or Principal (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or Principal (as applicable) (“Member”) to cease to be the member of Borrower or Principal (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or Principal (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or Principal (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any natural person duly designated under the applicable organizational documents shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or Principal (as applicable) automatically be admitted to Borrower or Principal (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or Principal (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or Principal (as applicable) or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower or Principal (as applicable) as a Special Member in accordance with requirements of Delaware or Maryland law (as applicable).  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or Principal (as applicable) upon the admission to Borrower or Principal (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or Principal (as applicable) that has no interest in the profits, losses and capital of Borrower or Principal (as applicable) and has no right to receive any distributions of the assets of Borrower or Principal (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware or Maryland (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower or Principal (as applicable) and shall not receive a limited liability company interest in Borrower or Principal (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or Principal (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or Principal (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or Principal (as applicable).  In order to implement the admission to Borrower or Principal (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to Borrower or Principal (as applicable) as Special Member, Special Member shall not be a member of Borrower or Principal (as applicable).

(d)           The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or Principal (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or Principal (as applicable) agree in writing (A) to continue Borrower or Principal (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or Principal (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or Principal (as applicable), (ii)any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or Principal (as applicable) and upon the occurrence of such an event, the business of Borrower or Principal (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or Principal (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or Principal (as applicable).

Section 5.2.                      Intentionally Omitted

Section 5.3.                      Change of Name, Identity or Structure.  Borrower shall not change (or permit to be changed) Borrower’s or its Principal’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s or its Principal’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or its Principal’s structure, without first obtaining the prior written consent of Lender and a Rating Agency Confirmation.  Contemporaneously with the effective date of any such change, Borrower hereby authorizes Lender to file UCC Financing Statements, amendment and continuations thereof required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.  At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or its Principal intends to operate the Property, and representing and warranting that Borrower or its Principal does business under no other trade name with respect to the Property.  Without limitation of the foregoing, Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change)

Section 5.4.                      Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.  Borrower shall not acquire any real property other than the Property.

Section 5.5.                      Representations for Underwriting Pre-Existing SPE Borrower.  As of the Closing Date, Borrower hereby represents and warrants to Lender that:

(a)           Borrower has not owned any real property other than the Property and personal property necessary or incidental to its ownership and operation of the Property;

(b)           Borrower has not engaged in any business unrelated to the ownership and operation of the Property;

(c)           except as expressly disclosed to Lender in connection with the closing of the Loan, Borrower has not amended, modified, supplemented, restated, replaced or terminated its organizational documents (or consented to any of the foregoing);

(d)           Borrower is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(e)           Borrower has not had any judgments or liens of any nature against it (except for tax liens not yet due and liens contested and resolved in good faith in accordance with Applicable Law);

(f)           Borrower has not failed to be in compliance with in all material respects with all laws, regulations and orders applicable to it and Borrower has received all necessary permits for it to operate;

(g)           Borrower has not been involved in any unresolved dispute with any taxing authority and has paid all taxes owed;

(h)           Borrower has not been party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(i)           Borrower has not failed to provide Lender with complete financial statements that reflect a fair and accurate view of its financial condition;

(j)           Borrower has not had any material contingent or actual obligation unrelated to the Property; and

(k)           Borrower has not incurred any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Prior Loan and (B) liabilities in the ordinary course of its business that are related to the ownership and operation of the Property and, in each case, permitted under the Prior Loan Documents, and no other Indebtedness has been secured (senior, subordinate or pari passu) by the Property.  With respect to the Prior Loan, Borrower hereby represents and warrants that the Prior Loan has been repaid in full with the proceeds of the Loan and none of Borrower, Guarantor or any of their respective direct and indirect constituent owners has any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations which, in each case and by their express terms, survive the repayment of the Prior Loan).]

VI           INSURANCE; CASUALTY; CONDEMNATION

Section 6.1.                      Insurance

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)           comprehensive “All Risk” or “Special Form” insurance on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with no reduction for depreciation, but the amount shall  not be less than the lesser of the  original principal balance of the Loan and the “Full Replacement Cost;” (B) containing either an agreed amount endorsement with respect to the Improvements and Personal Property or waiver of all co-insurance provisions; (C) providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000) for all such insurance coverage.  In addition, Borrower shall obtain:  (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and (z)  windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in any coastal region and such windstorm coverage is excluded from the “All Risk” or “Special Form” insurance, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection (i);

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) blanket contractual liability for all  insured contracts; and (4) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii)           business income or loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of  twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding  twelve (12) month period.  So long as no Event of Default has occurred and is then continuing, any proceeds of business income insurance paid to Lender (the “Rent Loss Proceeds”) shall be deposited by Lender into the Cash Management Account and disbursed as provided in Section 2.7.2(b) hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Reserve Funds” hereunder) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv)           at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and general liability coverage forms do not otherwise apply, (A) owner’s and  contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with either an agreed amount endorsement or waiver of any applicable co-insurance provisions;

(v)            worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi)           comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)           excess liability/umbrella  insurance in an amount not less than two million and No/100 Dollars ($2,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii)           motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, excluding umbrella coverage, of one million and No/100 Dollars ($1,000,000);

(ix)           if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage to compensate for the value of the undamaged portion, the cost of demolition and debris removal,  and the increased cost of construction in amounts as requested by Lender;

(x)           the commercial property, business income/loss of rents, general liability and excess liability/umbrella insurance required under Sections 6.1(a)(i), (ii)(iii), and (vii) above shall include  coverage for acts of terrorism  and Borrower shall maintain such insurance for loss resulting from  acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii),(iii), and (vii) above at all times during the term of the Loan; and

(xi)           upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies, as evidenced by insurance certificates and endorsements acceptable to Lender (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a general policy rating of at least “A-” and a financial class of at least “VIII” by AM Best Company, Inc.. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance acceptable to Lender evidencing the Policies, together with any and all endorsements required by Lender, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)           All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, in the case of liability policies, and as mortgagee and lender’s loss payee in the case of property policies, boiler and machinery, flood and earthquake insurance, and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i)           no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policies shall not be  canceled without at least thirty (30) days’ written notice to Lender for property policies, and thirty (30) days’ written notice to Borrower as first named insured for liability policies; and

(iii)           Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 6.1, Borrower will not be in default under this Section 6.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) if required by Lender, confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.  Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

(h)           Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds.

Section 6.2.                      Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Borrower shall pay all costs of such Restoration (including, without limitation, payment of all deductibles under the Policies) whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim.  If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

Section 6.3.                      Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4.  Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.  Notwithstanding the foregoing or anything to the contrary contained herein, if a Securitization has occurred and, in accordance with the applicable terms and conditions hereof, the Condemnation Net Proceeds are required to be applied to the Debt and the amount of such proceeds applied to the Debt in connection therewith are insufficient under the REMIC Requirements, Borrower shall, within five (5) days of demand by Lender, prepay the principal amount of the Debt in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such payment, the “Condemnation Payment”).

Section 6.4.                      Restoration.  The following provisions shall apply in connection with the Restoration:

(a)           If the Net Proceeds shall be less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000) and the costs of completing the Restoration shall be less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000) or the costs of completing the Restoration is equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000), the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.

(i)           The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its sole discretion that the following conditions are met:

(1)	no Event of Default shall have occurred and be continuing;

(2)
(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) fair market value of the Property as reasonably determined by Lender, and (ii) rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, such land is located along the perimeter or periphery of the Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the Property;

(3)
Leases demising in the aggregate a percentage amount equal to or greater than ninety percent (90%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(4)
Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements, including, without limitation, all applicable Environmental Laws, and the applicable requirements of the Property Documents;

(5)
Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(6)	Lender shall be satisfied that the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient to cover the cost of the Restoration;

(7)
Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;

(8)
Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under applicable Legal Requirements and the Property Documents or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(9)
Borrower and Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender and its counsel pursuant to the provisions of which Borrower and Guarantor shall jointly and severally guaranty to Lender the lien-free completion by Borrower of the Restoration in accordance with the provisions of this Section 6.4(b);

(10)	the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Property Documents;

(11)	the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Property Documents;

(12)
Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

(13)
the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and

(14)
if a Securitization has occurred, Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Lender may require Borrower to deliver a REMIC Opinion in connection therewith.

(ii)           The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds (other than the Rent Loss Proceeds)  shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)           All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

VII           RESERVE FUNDS

Section 7.1.                      Required Repair Funds

7.1.1.  Deposits.  Borrower shall perform the repairs at the Property as more particularly set forth on Schedule II hereto (such repairs hereinafter collectively referred to as “Required Repairs”).  Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II.  It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs by the required deadline for each repair as set forth on Schedule II, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof.  Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule II hereto to perform the Required Repairs multiplied by 125%.  Amounts so deposited shall hereinafter be referred to as the “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Required Repair Account”.

7.1.2.  Release of Required Repair Funds.  Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2.                      Tax and Insurance Escrow Fund.  Borrower shall pay to Lender on the Closing Date (unless the Closing Date is a Payment Date) and on each Payment Date thereafter beginning on the second (2nd) Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy in accordance with the applicable terms and conditions hereof, one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account”).  In the event Lender shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums, Borrower shall make a True Up Payment with respect to the same into the Tax and Insurance Escrow Account.  The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 4.1.2 hereof and under the Mortgage.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 4.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in clauses (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall, at Lender’s option, make a True Up Payment with respect to such insufficiency into the applicable the Tax and Insurance Escrow Fund and/or increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3.                      Replacements and Replacement Reserve

7.3.1.  Replacement Reserve Fund.  Borrower shall pay to Lender on the Closing Date (unless the Closing Date is a Payment Date) and on each Payment Date thereafter beginning on the second (2nd) Payment Date of $1,759, which is the amount (the “Replacement Reserve Monthly Deposit”) reasonably estimated by Lender in its sole discretion to be due for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

7.3.2.  Disbursements from Replacement Reserve Account.  Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower, and approved by Lender in its sole discretion, no more frequently than once in any thirty (30) day period of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of $10,000.00 for which reimbursement is sought.

7.3.3.  Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4.                      Rollover Reserve.

7.4.1.  Deposits to Rollover Reserve Fund.  Borrower shall pay to Lender on the Closing Date (unless the Closing Date is a Payment Date) and on each Payment Date thereafter beginning on the second (2nd) Payment Date the sum of  $5,674.17 (the “Monthly Rollover Reserve Deposit”).  In addition, Borrower shall pay to Lender for deposit with Lender all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for Tenant improvements and leasing commissions.  All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.

7.4.2.  Withdrawal of Rollover Reserve Funds.  Lender shall make disbursements from the Rollover Escrow Fund for Tenant improvement and leasing commission obligations incurred by Borrower.  All such expenses shall be approved by Lender in its sole discretion.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $10,000.00 for which reimbursement is sought.

Section 7.5.                      Excess Cash Flow Fund.  On each Monthly Payment Date occurring after the occurrence and during the continuance of a Trigger Period, other than a Trigger Period which consists solely of the Excess Cash Flow TI/LC Trigger Period, Borrower shall deposit (or cause to be deposited) into an Eligible Account with Lender or Servicer (the “Excess Cash Flow Account”) an amount equal to the Excess Cash Flow generated by the Property for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”).  If a Trigger Period is in effect solely by reason of the Excess Cash Flow TI/LC Reserve Trigger Period, then Excess Cash Flow shall be deposited to the Excess Cash Flow TI/LC Reserve Account in accordance with the provisions of Section 7.9 hereof.

Section 7.6.                      Operating Expense Fund;.  On the first Payment Date occurring after each occurrence of a Trigger Period, Borrower shall make a True Up Payment into the Operating Expense Account.  On each Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Borrower shall deposit (or shall cause there to be deposited) into an account held by Lender or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”).  Amounts deposited pursuant to this Section 7.6 are referred to herein as the “Operating Expense Fund”.  Provided no Event of Default has occurred and is continuing, Lender shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate detailing the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).

Section 7.7.                      The Accounts Generally

(a)           Borrower grants to Lender a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt.  The provisions of this Section 7.7 (together with the other related provisions of the other Loan Documents) are intended to give Lender and/or Servicer “control” of the Accounts and the Account Collateral and serve as a “security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC.  Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.  The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Lender’s security interest therein.  Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Lender may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the other Loan Documents, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)           The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)           Borrower and Lender (or Servicer on behalf of Lender) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Lender.  In the event that Lender or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Lender in transferring the applicable Accounts to an institution that satisfies such criteria.  Borrower hereby grants Lender power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution.

(g)           Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.  Lender or Servicer shall have the right to invest amounts on deposit in the Accounts other than the Interest Bearing Accounts in Permitted Investments as and to the extent elected by Lender or Servicer.  Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 7.7(h) hereof.  Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account.  All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)           Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Lender or Servicer provided (i) such investments are then regularly offered by Lender (or Servicer on behalf of Lender) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Lender may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing.  All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Lender (or Servicer on behalf of Lender) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account.  Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments.  No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted.  Lender shall not be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.

(i)           Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

Section 7.8.                      Letters of Credit

(a)           This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof.  Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith.  No party other than Lender shall be entitled to draw on any such Letter of Credit.  In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.

(b)           Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.  Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt.  Lender shall have the additional rights to draw in full any Letter of Credit:  (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender.  If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 7.9.                      Excess Cash Flow TI/LC Reserve Funds

7.9.1.  Deposits to Excess Cash Flow TI/LC Reserve Fund.  During any Excess Cash Flow TI/LC Reserve Trigger Period, Borrower shall deposit all Excess Cash Flow on each Monthly Payment Date into an Eligible Account held by Lender or Servicer (the “Excess Cash Flow TI/LC Reserve Account”) for tenant improvements and leasing commissions that may be incurred following the date hereof.  Amounts deposited pursuant to this Section 7.9 are referred to herein as the “Excess Cash Flow TI/LC Reserve Funds”.  If Borrower, on or before the Monthly Payment Date in June, 2012 and in compliance with the provisions of Section 7.8 hereof, shall have delivered to Lender a Letter of Credit in the amount of the Excess Cash Flow TI/LC Reserve Amount, then Lender shall hold such Letter of Credit in accordance with the provisions of Section 7.8 hereof.

7.9.2.  Withdrawal of Excess Cash Flow TI/LC Reserve Funds.  So long as no Trigger Period is then in effect other than an Excess Cash Flow TI/LC Reserve Trigger Period, Lender shall disburse to Borrower the Excess Cash Flow TI/LC Reserve Funds upon satisfaction by Borrower of each of the following conditions:  Lender shall make disbursements from the Rollover Escrow Fund for Tenant improvement and leasing commission obligations incurred by Borrower.  All such expenses shall be approved by Lender in its sole discretion.  Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment.  Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $10,000.00 for which reimbursement is sought.  If a Trigger Period is then in effect for any reason other than an Excess Cash Flow TI/LC Reserve Trigger Period, then Lender shall not be required to disburse any Excess Cash Flow TI/LC Reserve Funds while such other cause(s) giving rise to a Trigger Period are outstanding.

VIII           DEFAULTS

Section 8.1.                      Event of Default

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)           if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii)           if any of the Taxes or Other Charges is not paid when the same is due and payable except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(iii)           if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as required hereunder;

(iv)           if any of the representations or covenants contained in the SPE Provisions, the ERISA Provisions, the Cash Management Provisions or the Transfer Provisions are violated or breached;

(v)           if any representation, warranty or other statement or information made or provided herein, in the other Loan Documents, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made;

(vi)           if (1) Borrower, any Principal, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditor’s Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any Principal, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (2) there shall be commenced against Borrower or any managing member or general partner of Borrower, any Principal, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (1) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (3) there shall be commenced against Borrower, any Principal, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (4) Borrower, any Principal, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (1), (2), or (3) above; or (5) Borrower, any Principal, Sponsor or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(vii)           if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(viii)           if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Mortgage;

(ix)           if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(x)           if any federal tax lien is filed against Borrower, any Principal, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(xi)           if Borrower shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required hereunder;

(xii)           if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(xiii)           with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiv)           Intentionally omitted;

(xv)           if Borrower defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if the Management Agreement is canceled, terminated or surrendered, expires pursuant to its terms or otherwise ceased to be in full force and effect, unless, in each such case, Borrower, contemporaneously with such cancellation, termination, surrendered, expiration or cessation, enters into a Replacement Management Agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(xvi)           if any of the representations or covenants set forth in Section 3.1.35 or otherwise related to Prescribed Laws set forth herein are violated or breached;

(xvii)           Intentionally omitted;

(xviii)           if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in this Section 8.1(a) for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xix)           if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xx)           Intentionally omitted;

(xxi)           Intentionally omitted;

(xxii)           Intentionally omitted;

(xxiii)           if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.1(a)(vi) above with respect to Borrower or any Principal) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity.  Upon any Event of Default described in Section 8.1(a)(vi) above with respect to Borrower or Principal, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2.                      Remedies

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations and priorities as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other collateral for the Loan and/or paid to or received by Lender may, after an Event of Default, be applied by Lender toward the Debt in such order, priority and proportions as Lender in its sole discretion shall determine.

(e)           Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

(f)           The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX           NO SALE OR ENCUMBRANCE

Section 9.1.                      Prohibited Transfers

(a)           Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b)           It shall be an Event of Default hereof if, without the prior written consent of Lender, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein occurs, a Sale or Pledge of an interest in any Restricted Party occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than (i) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions hereof and (ii) as permitted pursuant to the express terms of this Article IX.

(c)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) the Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with the applicable terms and conditions hereof; or (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event.

Section 9.2.                      Permitted Equity Transfers.  Notwithstanding the restrictions contained in this Article IX, the following equity transfers shall be permitted without Lender’s consent:  (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party or (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of this clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the ERISA Provisions)); provided, further, that, with respect to the transfers listed in clauses (a) and/or (b) above, (1) Lender shall receive not less than thirty (30) days prior written notice of such transfers; (2) no such transfers shall result in a change in Control of Sponsor, Guarantor or Affiliated Manager; (3) after giving effect to such transfers, Sponsor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any Principal; (II) Control Borrower and any Principal and (III) control the day-to-day operation of the Property; (4) after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (5) in the case of the transfer of any direct equity ownership interests in Borrower or in any Principal, such transfers shall be conditioned upon continued compliance with the SPE Provisions; and (6) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein contained in the ERISA Provisions (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the ERISA Provisions.  Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 9.2.

Section 9.3.                      Permitted Property Transfer Notwithstanding the foregoing provisions of Section 9.1, at any time other than the sixty (60) days prior to and following any Secondary Market Transaction, Lender shall not unreasonably withhold consent to a one-time transfer of the Property in its entirety to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)           no Default or Event of Default has occurred and is then continuing;

(b)           Borrower shall have (1) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (2) paid to Lender a non-refundable processing fee in the amount of $25,000.  Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld.  In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, Tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)           Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (1) a non-refundable assumption fee in an amount equal to one percent (1%) of the then outstanding principal balance of the Loan, (2) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (3) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d)           Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Section 10.7 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, Affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender (but in all events able to satisfy the net worth, liquidity and other similar covenants in the Guaranty (unless otherwise agreed to by Lender)) shall execute a recourse guaranty and an environmental indemnity in form and substance identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;

(e)           Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and hereby authorizes Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(f)           Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)           Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee.  Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall be a Special Purpose Entity;

(h)           Transferee shall assume the obligations of Borrower under any Management Agreement or provide a Replacement Management Agreement with a Qualified Manager and assign to Lender as additional security such Replacement Management Agreement;

(i)           Transferee shall furnish to Lender a REMIC Opinion and an additional opinion of counsel satisfactory to Lender and its counsel (i) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (ii) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (iii) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing and (iv) with respect to such other matters as Lender may reasonably request;

(j)           if required by Lender, Lender shall have received (A) a Rating Agency Confirmation with respect to such transfer and (B) evidence that the proposed transfer will not result in a Property Document Event; and

(k)           Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 9.3.

Section 9.4.                      Lender’s Rights.  Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed transfer, (b) payment of (A) a transfer fee of one percent (1%) of the then outstanding principal balance of the Loan, (B) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection therewith and (C) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith; (c) receipt of a Rating Agency Confirmation with respect to such transfer, (iv) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the SPE Provisions, and/or (v) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender and the Rating Agencies shall be payable by Borrower whether or not Lender consents to such transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a transfer without Lender’s consent.  This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 9.5.                      OFAC, Patriot Act and Transfers.  Borrower shall (and shall cause its direct and indirect constituent owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Section 3.1.35 and with those relating to Prescribed Laws such that the same remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the ownership requirements specified in this Article IX (including, without limitation, those stipulated in Section 9.2 hereof) to be complied with at all times.  Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists no Sale or Pledge of (i) the Property or any part thereof or any legal or beneficial interest therein or (ii) any interest in any Restricted Party.

X           SPECIAL PROVISIONS

Section 10.1.                      Securitization

(a)           Lender shall have the right (i) to assign, transfer, sell or otherwise dispose of Lender’s right, title and interest in and to (including, without limitation, its obligations under) all or any portion of the Loan and the Loan Documents, (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization.  The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)           If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)           provide (A) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, Sponsor, Principal and Manager, (B) updated budgets relating to the Property, and (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance acceptable to Lender and the Rating Agencies;

(ii)           provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware or Maryland (as applicable) and federal bankruptcy law relating to limited liability companies, true sale and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Borrower and Borrower’s Affiliates, which counsel and opinions shall be satisfactory in form and substance to Lender and the Rating Agencies;

(iii)           if required by any Rating Agency, use commercially reasonable efforts to deliver such additional Tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv)           provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require;

(v)           execute such amendments to the Loan Documents, the Property Documents and Borrower’s or any Principal’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) to provide for a non-economic “golden member” and/or “independent director” provisions, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document if such modification or amendment would change the interest rate, the stated maturity (except as provided in subclause (C) above) or the amortization of principal set forth herein, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note.;

(vi)           if requested by Lender, review any information regarding the Property, Borrower, Principal, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(vii)           supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

(c)           Intentionally omitted.

(d)           Intentionally omitted

(e)           Intentionally omitted

(f)           Upon request, Borrower shall furnish to Lender from time to time such financial data and financial statements as Lender determines to be necessary, advisable or appropriate for complying with any applicable legal requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB)) within the timeframes necessary, advisable or appropriate in order to comply with such legal requirements.

Section 10.2.                      Mezzanine Option

.  Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate.  Borrower shall, at Borrower’s sole cost and expense, cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any Principal’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more SPE Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and other materials as may be required by Lender or the Rating Agencies.

Section 10.3.                      Disclosure

(a)           Borrower (on its own behalf and on behalf of each of Guarantor and Sponsor) understands that information provided to Lender by Borrower, any of Guarantor or Sponsor and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.

(b)           Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and affiliates against any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender and/or its officers, directors, partners, employees, representatives, agents and/or affiliates may become subject in connection with any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and/or arise out of or are based upon the omission to state a material fact in the Provided Information required to be stated therein or necessary in order to make the statements in the applicable Disclosure Document and/or Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(c)           The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors”, “Special Considerations”, “Description of the Mortgages”, “Description of the Mortgage Loans and Mortgaged Property”, “The Manager”, “The Borrower” and “Certain Legal Aspects of the Mortgage Loan”, and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying the Indemnified Persons for any Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(d)           In connection with filings under Exchange Act and/or the Securities Act, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(e)           Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 10.3 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 10.3.  If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.  After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons.  The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person.  No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(f)           Without the prior consent of Guggenheim (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Guggenheim reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings.  As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(g)           The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 10.3 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 10.3), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient:  (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations.  Notwithstanding the provisions of this Section 10.3, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(h)           The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 10.3 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings.  The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 10.3.

(i)           The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 10.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 10.4.                      Reserves/Escrows.  In the event that Securities are issued in connection with the Loan, all funds held by Lender in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.

Section 10.5.                      Conversion to Registered Form.  At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code.  The option to convert the Note into registered form once exercised may not be revoked.  Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender.  Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar.  The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

Section 10.6.                      General Indemnification

10.6.1.  General Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:  (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Mortgage; (g) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (h) the use or intended use of the proceeds of the Loan and/or (i) the holding or investing of the funds on deposit in the Reserve Funds or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds, except to the extent that such Indemnified Liabilities arose from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any amounts payable to Lender by reason of the application of this Section shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.

10.6.2.  Mortgage and Intangible Tax Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents.

10.6.3.  ERISA Indemnification.  Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under the ERISA Provisions.

10.6.4.  Duty to Defend, Legal Fees and Other Fees and Expenses.  Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

10.6.5.  Survival.  The obligations and liabilities of Borrower under this Section 10.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

10.6.6.  Environmental Indemnity.  Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Mortgage.

Section 10.7.                      Exculpation

(a)           Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, indemnities set forth herein, in the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Section 10.7); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the Assignment of Leases; (6) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; (7) impair the right of Lender to enforce Section 7.7 hereof or the other Cash Management Provisions; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud, intentional misrepresentation or failure to disclose a material fact, in each case, by any Borrower Party in connection with the Loan;

(ii)           the gross negligence or willful misconduct of any Borrower Party;

(iii)           any litigation or other legal proceeding related to the Debt filed by any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(iv)           physical waste to the Property caused by the intentional acts or intentional omissions of any Borrower Party and/or the removal or disposal of any portion of the Property after an Event of Default;

(v)           the misapplication, misappropriation or conversion by any Borrower Party of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;

(vi)           failure to pay Taxes, charges for labor or materials or other charges that can create Liens on any portion of the Property;

(vii)           failure to pay Insurance Premiums, to maintain the Policies in full force and effect and/or to provide Lender evidence of the same, in each case, as expressly provided herein;

(viii)           any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(ix)           failure to pay (A) any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents or (B) any transfer or similar taxes (whether due upon the making of the same or upon Lender’s exercise of its remedies under the Loan Documents), including, without limitation, any intangible taxes or documentary stamp taxes, but excluding any income, franchise or other similar taxes;

(x)           the seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein, resulting from criminal wrongdoing by any Borrower Party;

(xi)           the failure to pay any deductible required under any Policy, make any Condemnation Payment and/or any True Up Payment, to permit on-site inspections of the Property and/or to provide the Required Financial Items, in each case, as and when required herein; and/or

(xii)           the breach of the representation by Borrower that on the Closing Date, all Improvements at the Property were in material compliance with all applicable Legal Requirements.

(b)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:  (i) the first full monthly payment of principal and interest under the Note is not paid when due; (ii) Borrower fails to comply with the Cash Management Provisions, fails to appoint a new property manager upon the request of Lender, fails to implement Lender’s instructions with respect to any property manager, counters Lender’s directions with respect to any property manager or fails to comply with any limitations on instructing the property manager, each as required by and in accordance with, as applicable, the terms and provisions of, this Agreement and the other Loan Documents; (iii) any representation, warranty or covenant contained in the SPE Provisions and/or the Transfer Provisions hereof is violated or breached; (iv) a Bankruptcy Recourse Event occurs; (v) if Borrower or any Borrower Party, or any Affiliate of Borrower or Affiliate of any Borrower Party, shall make a counterclaim against Lender, Servicer or their Affiliates in violation of Section 11.15 of this Agreement; (vi) Sections 10.1 or 10.2 hereof are violated or breached; or (vii) a Property Document Event occurs.

Section 10.8.                      Matters Concerning Manager.  If (i) a Trigger Period Exists, (ii) an Event of Default occurs and is continuing, (iii) the Manager shall become bankrupt or insolvent or (iv) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

Section 10.9.                      Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

XI           MISCELLANEOUS

Section 11.1.                      Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2.                      Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.  Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.  Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

Section 11.3.                      Governing Law

(A)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, New York 10006

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4.                      Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5.                      Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 11.6.                      Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 11.6):

If to Lender:	Guggenheim Life and Annuity Company
10689 N. Pennsylvania Street, Suite 200
Indianapolis, Indiana 46280
Attention: GLAC Real Estate Investment Office
Facsimile No.: 317-574-6272

with a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael Peskowitz, Esq.
Facsimile No.: 212-839-5599

If to Borrower:	Marina Towers, LLC,
709 S. Harbor City Boulevard, Suite 250
Melbourne, Florida 32901
Attention: Christian C. Romandetti
Facsimile No.: 321-723-3996

With a copy to:	Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attention: Andrea Cataneo, Esq.
Facsimile No.: 212-930-9725

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 11.7.                      Trial by Jury.  BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 11.8.                      Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9.                      Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10.                                Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11.                                Waiver of Notice.  Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 11.12.                                Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13.                                Expenses.

(a)           Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; or (ix) any “special servicing” of the Loan (including, without limitation or duplication, loan servicing or special servicing fees, loan advances, and “work out” and/or liquidation fees) incurred by Lender after the occurrence of an Event of Default or the giving of notice to Lender or Servicer, if any, by Borrower (or its Affiliates, agents, employees or officers) that an Event of Default is likely or imminent to occur; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or Servicer.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account and/or Cash Management Account.

(b)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency Confirmation and/or other Rating Agency review of the Loan (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document.  Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 11.14.                                Schedules and Exhibits Incorporated.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15.                                Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16.                                No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)            Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17.                                Publicity.  All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Guggenheim, or any of their Affiliates shall be subject to the prior approval of Lender.

Section 11.18.                                Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19.                                Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 11.20.                                Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21.                                Brokers and Financial Advisor.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22.                                Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, any term Sheets between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.23.                                Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)           the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)           the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)           the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)           the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

(e)           The rights described above in this Section 11.23 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 11.24.                                Confidentiality.  Borrower agrees to use commercially reasonable efforts (equivalent to the efforts Borrower applies to maintain the confidentiality of its own confidential information) to maintain as confidential this Agreement, all other Loan Documents and the terms thereof, except that Borrower may disclose such information (i) to its members, manager(s) or such other representatives of Borrower on a need to know basis solely for reasonable business purposes related to the Property, so long as such members, manager(s) or such other representatives have agreed to keep such information confidential, (ii) as required or requested by any federal or state regulatory authority or examiner, or as reasonably believed by Borrower to be compelled by any court decree, subpoena or legal or administrative order or process, and (iii) as, on the advice of Borrower’s counsel, is required by law.

[No Further Text on this Page; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

MARINA TOWERS, LLC,

a Florida limited liability company

By:	MTMC OF MELBOURNE, INC.,
a Florida corporation
its manager

By:	/s/ Christian C. Romandetti
Name:	Christian C. Romandetti
Title:	President

[SIGNATURE APPEARS ON FOLLOWING PAGE]

LENDER:

GUGGENHEIM LIFE AND ANNUITY COMPANY, a Delaware life insurance company

By:	/s/ James Purvis
Name:	James Purvis
Title:	Chief Operating Officer

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